Exhibit 10.22

Amendment

to the Amended and Restated

Almost Family, Inc. 2000 Stock Option Plan

This is an Amendment to the Amended and Restated Almost Family, Inc. 2000 Stock Option Plan (the "Plan") made effective as of January 1, 2009 by Almost Family, Inc. ( the "Company").

WHEREAS, the Company maintains the Plan; and

WHEREAS, the Company wishes to amend and conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986;

NOW THEREFORE, the Amended and Restated Almost Family, Inc. 2000 Stock Option Plan is hereby amended as follows:

1.	The third sentence of Section 3.3 is amended to read as follows:

Any adjustment of an Option under this Section shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h) of the Code (even though such section may not otherwise be applicable).

2.	Section 3.3 is amended to add the following sentence at the end thereof:

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Option.

3.	Section 4.2 is amended to add the following sentence at the end thereof:

All constructions of this Plan shall be made in a manner the Committee believes consistent with Options under the Plan not constituting “deferred compensation” within the meaning of Code Section 409A, or, alternatively, to comply with Code Section 409A's requirements, and, with respect to Incentive Stock Options, consistent with the Code and Regulations governing the preservation of their tax treatment.

4.	Section 8.1 is amended to read as follows:

8.1   Amendments and Termination. The Committee may terminate, suspend, amend or alter the Plan, but no action of the Committee may:

(a)       Impair or adversely affect the rights of an Optionee under an Option, without the Optionee's consent; or,

(b)      Decrease the price of an Option to less than the Fair Market Value on the date the Option was granted; or

(c)      Extend the maximum Option Period, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A, including under Section 4.8(b) of the Plan.

(d)	Without the approval of the shareholders:

(i)

Increase the total amount of Stock which may be delivered under the Plan pursuant to Incentive Stock Options or the limit in Section 4.8 on grants to individual Eligible Persons, except as is provided in Section 3 of the Plan; or

(ii)	Extend the period during which Incentive Stock Options may be granted, as specified in Section 12.

5.	Section 8.2 is amended to read as follows:

8.2 Conditions on Options. In granting an Option, the Committee may establish any conditions that it determines are consistent with the purposes and provisions of the Plan, including, without limitation, a condition that the granting of an Option is subject to the surrender for cancellation of any or all outstanding Options held by the Optionee, provided that any surrender shall be considered a substitution under Tax Code Section 409A and provisions can be different only to the extent that the original option could have been amended to include such provision. Subject to the foregoing, any new Option made under this section may contain such terms and conditions as the Committee may determine, including an exercise price that is lower than that of any surrendered Option.

6.	Section 8 is amended to add the following Section 8.4 at the end thereof:

8.4       No Repricing.      Except for adjustments made pursuant to Section 3.3, or repricing that is specifically approved by the Company’s shareholders, the exercise price for any outstanding Option shall not be decreased after the Grant Date, nor may any outstanding Option be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

7.	Section 9 is amended to add the following Section 9.13 at the end thereof:

9.13    Section 409A Compliance.     It is intended that Options granted under the Plan shall be exempt from taxation under Section 409A of the Code unless otherwise determined by the Committee at the time of grant. In that respect the Company, by action of its Board, reserves the right to amend the Plan, and the Board and the Committee each reserve the right to amend any outstanding Stock Option Agreement, to the extent deemed necessary or appropriate either to exempt an Option from taxation under Section 409A or to comply with the requirements of Section 409A.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment to the Amended and Restated Almost Family, Inc. 2000 Stock Option Plan on behalf of the Company.

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
C. Steven Guenthner

Title: Secretary/Treasurer

Date:12/16/08